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                     May 17, 2021

       Scott W. Kingsmore
       Senior Executive Vice President, Treasurer and Chief Financial Officer The Macerich Company
       401 Wilshire Boulevard, Suite 700
       Santa Monica, CA 90401

                                                        Re: The Macerich
Company
                                                            Form 10-K for the
year ended December 31, 2020
                                                            Filed February 24,
2021
                                                            File No. 001-12504

       Dear Mr. Kingsmore:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction